Registration No. 333-

As filed with the Securities and Exchange Commission on March 14, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bridge Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	11-2934195
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 Montauk Highway

Bridgehampton, New York 11932

(Address of Principal Executive Offices)

Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan

(Full Title of the Plan)

Copies to:

Mr. Kevin M. O’Connor	John J. Gorman, Esquire
President and	Luse Gorman Pomerenk & Schick, P.C.
Chief Executive Officer	5335 Wisconsin Ave., N.W., Suite 780
Bridge Bancorp, Inc.	Washington, DC 20015-2035
2200 Montauk Highway	(202) 274-2000
Bridgehampton, New York 11932
(631) 537-1000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	59,218(2)	$21.08	(4)	$1,248,315.44	$171
Common stock, par value $0.01 per share	736,185(3)	$21.08	(4)	$15,518,779.80	$2,117
TOTAL	795,403			$16,767,095.24	$2,288

(1)                                 Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan (the “Stock Benefit Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Bridge Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)                                 Represents the number of shares of common stock granted as restricted stock and restricted stock units under the Stock Benefit Plan.

(3)                                 Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for any future grants of stock options, restricted stock, stock appreciation rights and restricted stock units.

(4)                                 Determined pursuant to 17 C.F.R. Section 230.457(c).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)            The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (File No. 001-34096), filed with the Commission on March 13, 2013 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)            All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)             The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on June 9, 2008 (File No. 001-34096).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article V of the Registrant’s Bylaws provides as follows:

Section 501 - Right to Indemnification

Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, join venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 502 - Authorization of Indemnification

Any indemnification provided for by Section 501 shall be authorized in any manner provided by applicable law or, in the absence of such law;

(a)           By the Board of Directors acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(b)           If a quorum under clause (a) is not obtainable, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgment or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the director or officer.

Section 503 - Right of Claimant to Bring Suit

If a claim of indemnification is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 504 - Non-Exclusivity of Rights

The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 505 - Insurance

Subject to the laws of New York, the Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 506 - Severability

It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. (attached as Exhibit 5)

10

Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Bridge Bancorp, Inc., File No. 001-34096, filed by Bridge Bancorp, Inc. under the Securities Exchange Act of 1934 on April 2, 2012).

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm (attached as Exhibit 23.2)

24	Power of Attorney (contained on Signature Page)

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgehampton, Town of Southampton, New York, on this 14th day of March, 2013.

BRIDGE BANCORP, INC.

By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Bridge Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Kevin M. O’Connor and Howard H. Nolan, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Kevin M. O’Connor and Howard H. Nolan may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kevin M. O’Connor and Howard H. Nolan shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Kevin M. O’Connor	President and Chief Executive Officer (Principal Executive Officer)	March 14, 2013
Kevin M. O’Connor

/s/ Howard H. Nolan	Senior Executive Vice President, Chief Administrative & Financial Officer and Corporate Secretary (Principal Financial Officer)	March 14, 2013
Howard H. Nolan

/s/ Sarah K. Quinn	Vice President, Controller (Principal Accounting Officer)	March 14, 2013
Sarah K. Quinn

/s/ Marcia Z. Hefter	Chairperson of the Board	March 14, 2013
Marcia Z. Hefter

Signatures	Title	Date

/s/ Dennis A. Suskind	Vice Chairperson of the Board	March 14, 2013
Dennis A. Suskind

/s/ Emanuel Arturi	Director	March 14, 2013
Emanuel Arturi

/s/ Antonia M. Donohue	Director	March 14, 2013
Antonia M. Donohue

/s/ Charles I. Massoud	Director	March 14, 2013
Charles I. Massoud

/s/ Albert E. McCoy, Jr.	Director	March 14, 2013
Albert E. McCoy, Jr.

/s/ Rudolph J. Santoro	Director	March 14, 2013
Rudolph J. Santoro

/s/ Thomas J. Tobin	Director	March 14, 2013
Thomas J. Tobin

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10

Bridge Bancorp, Inc. 2012 Stock-Based Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Bridge Bancorp, Inc. (File No. 001-34096), filed by Bridge Bancorp, Inc. under the Securities Exchange Act of 1934 on April 2, 2012).

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in the opinion included as Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (contained in the signature page to this Registration Statement).